Exhibit 10.13

EVALUATION AGREEMENT

This EVALUATION AGREEMENT (together with all exhibits attached hereto, the “Agreement”), effective January 31, 2025 (“Effective Date”), is by and between Valent Technologies LLC., a California Limited Liability Company with offices at 3475 Edison Way, Suite R, Menlo Park CA 94025 (“Valent”) and Edison Oncology Holding Corp., a Nevada corporation with offices at 3475 Edison Way, Menlo Park, California 94025 USA (“Edison “).

RECITALS

WHEREAS, Valent is the owner or licensee of certain technologies (“Valent Technology”) and has developed and is continuing to develop certain proprietary materials related to such technologies (“Valent Materials”) both as defined below;

WHEREAS, Valent and Edison are interested in conducting an Evaluation Program to evaluate the use and performance of Valent Technology to determine their respective interest in a potential business arrangement; and

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, Valent and Edison (each a “Party” and collectively the “Parties”) hereby agree as follows:

1. DEFINITIONS

1.1 “Cause” means a material breach by the other Party of this Agreement where such breach is not curable or, if curable, is not remedied to the non-breaching Party’s reasonable satisfaction within such thirty (30) day period. For purposes of this Agreement, Edison’s failure to use commercially reasonable efforts to continue the Evaluation Program will constitute a material breach of this Agreement.

1.2 “Confidential Information” shall mean any and all knowledge, know-how, information, and/or techniques disclosed by the one party (referred to in this capacity as the “Provider”) to another (referred to in this capacity as the “Recipient”) relating to the Evaluation Program, including, without limiting the generality of the foregoing, all research, data, specifications, plans, drawings, prototypes, models, documents, records, instructions, manuals, papers, or other materials of any nature whatsoever, whether written or otherwise, relating to same. In order to constitute “Confidential Information” for the purposes of this Agreement, the Provider must clearly identify it in writing as being confidential, or if the disclosure takes place orally or in some other non-tangible form, the Provider must summarize it in writing and identify it as being confidential within 30 days of making the disclosure; provided however that failure to mark, identify or reduce oral disclosure to writing will not affect the confidential nature of any information that a reasonable person, familiar with the industry and given the circumstances relating to its disclosure, would conclude is confidential information. Furthermore, such disclosures shall not be considered “Confidential Information” for the purposes of this Agreement if and when it: (a) is made subject to an order by judicial or administrative process requiring the Recipient to disclose any or all of the Confidential Information disclosed to it by the Provider, provided however that the Recipient shall promptly notify the Provider, if legally permissible, and allow the Provider reasonable time to oppose such process before disclosing any of the Confidential Information disclosed to it by the Provider; (b) is published or becomes available to the general public other than through a breach of this Agreement; (c) is obtained by the Recipient from a third party with a valid right to disclose it, provided that Recipient reasonably believes that said third party is not under a confidentiality obligation to the Provider; (d) is independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Confidential Information disclosed to it by the Provider as evidenced by the Recipient’s business records; or (e) was possessed by the Recipient prior to receipt from the Provider, other than through prior disclosure by the Provider, as evidenced by the Recipient’s business records.

1.3 “Evaluation Program” means the program of clinical and non-clinical research agreed between the Parties, up to and including a Phase 2a clinical trial.

1.4 “Evaluation Program Data” shall mean any data, results, analyses, invention, reports, or other information generated, developed, or derived from the Evaluation Program.

1.5 “Products” shall mean any products derived from the Valent Technology or the Valent Materials for the treatment of human or veterinary disease.

1.6 “Program Report” shall have the meaning set forth in Section 2.4.

1.7 “Valent Materials” means any proprietary materials that are provided by Valent and used by either Party in performing the Evaluation Program.

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1.8 “Valent Technology” means the provisional patent application listed on Schedule 1, and any rights, information and know-how owned by or licensed to Valent related thereto.

1.9 “Third Party” shall mean any person or entity other than Valent or Edison.

1.10 “Work Plan” shall have the meaning set forth in Section 2.1.

2. EVALUATION PROGRAM

2.1 Objective of Evaluation Program, Scope of Evaluation, and Standard of Performance. The objective of the Evaluation Program is to undertake research and to generate new data so that the Parties may evaluate the probability of commercial success of products based on the Valent Technology. Each Party shall use commercially reasonable efforts in carrying out its obligations under this Agreement. Such efforts shall include the following, without limitation: (i) the Parties will develop a work plan consisting of non-clinical and clinical research up to and including a Phase 2a clinical trial (the “Work Plan)”; (ii) the Parties will confer periodically with each other, but in no case less than twice per calendar month during the Evaluation Program, either in person or by telephone or videolink, to review the status of work under the Evaluation Program. Under the Evaluation Program, the Parties will undertake the work described in the Work Plans. Any change in scope or other modifications of the Work Plans including, but not limited to, addition or deletion of tasks, changes in any standards or measures of success, performance milestones, or the like, must be set forth and agreed to in writing by Edison and Valent.

2.2 Transfer of Materials. Subject to the terms of this Agreement, Valent shall provide the Valent Materials for use in the Evaluation Program at no cost to Edison, as reasonably required for the sole purpose of conducting the Evaluation Program as soon as practicable following the Effective Date.

2.3 Use of Materials. Edison shall use the Valent Materials solely to conduct the Evaluation Program and for no other purpose. Edison further agrees that the Valent Materials will only be made available, transferred or provided to, or used on behalf of, any Third Party with the prior written approval of Valent and bound by a confidentiality agreement and other necessary contracts, the terms of which shall be approved by Valent.

2.4 Written Reports. Within thirty (30) days after the completion of the Evaluation Program, the Parties will prepare a written report (“Program Report”) describing the results and data generated in performance of the Evaluation Program, as indicated by the deliverables described in the Work Plan. Upon delivery of such Program Report in a form acceptable to Edison, the Evaluation Program shall be considered complete.

2.5 Ownership of Evaluation Program Data. Except as otherwise provided for in this Agreement, each Party shall own the Evaluation Program Data it generates during the Evaluation Program.

2.6 Publication of Evaluation Program Data. Neither Party shall publish or publicly present Evaluation Program Data except in accordance with Section 10.7.

3. FUNDING OF THE EVALUATION PROGRAM

3.1 Funding by Edison. Edison shall fund all activities undertaken in the performance of the Evaluation Program. The total sum of such expenditures, which shall not exceed USD2,500,000 unless otherwise agreed in writing by Edison. The foregoing notwithstanding, at the mutual agreement of the Parties, Valent may (but is not obliged to) undertake and fund aspects of the Evaluation Program related to the Valent Materials and Valent Technology.

3.2 Grants, Government Funding and Tax Credits. To mitigate the cost of the Evaluation Program, each Party shall cooperate with the other in the pursuit of government and other sources of grant funding. The Parties will also use reasonable endeavors to conduct the Evaluation Program in jurisdictions and under operating structures that are likely to maximize refundable credits and government tax incentives that may be available from time to time, and the Parties agree that such refunds shall be received and re-invested to the benefit of the Evaluation Program.

4. GRANT OF Rights

4.1. Grant of Option to Edison. Valent hereby grants to Edison an exclusive right to acquire the Valent Technology and any Evaluation Program Data owned by Valent, which option shall expire 60 days from the completion of the Evaluation Program. For clarity, Edison must notify Valent of its intent to exercise the Option within 60 days following the conclusion of the Evaluation Program. Upon Edison’s notification of exercise, the Parties shall enter into a definitive agreement within a commercially reasonable timeframe to formalize the arrangement based on the following definitive terms:

4.1.1.	Valent shall assign all right title and interest to the Valent Technology, Valent Materials and any Evaluation Program Data owned by Valent to Edison;

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4.1.2.	Edison shall issue to Valent $3 million of its securities.

4.1.2.1.	If Edison is a private company: The securities issued to Valent shall be the same class of securities offered to arm’s-length investors at the time of option exercise.

4.1.2.2.	If Edison is a public company: The securities issued shall be Edison common shares, valued based on the five-day volume-weighted average price (VWAP) preceding the payment date, such value shall not be less than 80% of the Edison IPO price.

4.1.3.	Edison shall pay to Valent a 5% royalty on net sales of Products.

4.1.4.	In the event that Edison discontinues development of VAL-426 after signing the Definitive Agreement, all rights shall revert back to Valent.

4.2. No Implied Rights. Except as otherwise expressly provided herein, no rights in or interests to any patents, trade secrets, copyrights, or any other intellectual property rights of either Party (including Preexisting Intellectual Property) are granted, transferred, licensed, or implied or agreed to be granted by agreement to undertake the Evaluation Program hereunder.

5. INTELLECTUAL PROPERTY

5.1 Ownership of Inventions. Each Party shall own inventions made in the performance of its obligations under the Evaluation Program (Inventions). In the event of an invention made jointly by the Parties (a “Joint Invention”), the parties shall have equal ownership.

5.2 Dispute of ownership. In the event of dispute related to inventorship, the ownership shall be determined in accordance with United States patent laws relating to inventorship.

5.3 Patents. Each Party will have the right to file patents at its own cost related to its Inventions or Joint Inventions owned in accordance with Section 5.1. In the event that one Party determines that it does not wish to file patents related to one or more of its Inventions and the other party wishes for such patents to be filed, the Party wishing to file such patents shall have the right to assume responsibility for patenting and will be responsible for costs associated with patenting activities.

5.4 Further Negotiations. Inventions and Joint Inventions shall be included in the Rights contemplated under Section 4 herein.

6. CONFIDENTIAL INFORMATION

6.1 The Receiving Party agrees:

a)	To use the Confidential Information solely for the purpose of the Evaluation Program or other business relationship contemplated by this Agreement.

b)	To maintain the confidentiality of such information with at least the same degree of care it uses to protect its own similar confidential and proprietary information, but in no event less than a reasonable standard of care.

c)	Not to disclose, disseminate, or otherwise make available any Confidential Information to any third party without the prior written consent of the Disclosing Party, except as permitted under this Agreement.

6.2 Any and all Evaluation Program Data shall be deemed the Confidential Information of the Party responsible for developing such data (“Developing Party”). The Receiving Party acknowledges that it acquires no rights, title, or interest in the Evaluation Program Data except as expressly set forth in this Agreement.

6.3 Upon termination or expiration of this Agreement, or at the written request of the Disclosing Party, the Receiving Party shall promptly return or destroy all Confidential Information, including any copies, notes, or derivatives thereof, and certify such return or destruction in writing, except as required to comply with legal or regulatory obligations.

6.4 The obligations under this Use of Confidential Information clause shall survive the termination or expiration of this Agreement for a period of three years, or as otherwise required to protect trade secrets under applicable law.

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7. TERM AND TERMINATION

7.1 Term. The term of this Agreement (“Term”) shall commence on the Effective Date and continue in full force and effect until the completion of the Evaluation Program and, if Edison exercises the Option, the execution of a definitive assignment agreement between the Parties .

7.2 Termination and Survival. Either Party may terminate this Agreement for Cause at any time upon thirty (30) days prior written notice to the other Party. Edison may also terminate this Agreement at any time without cause upon thirty (30) days written notice, subject to such termination becoming effective upon Valent fulfilling its contractual obligations to third parties contracted to undertake activities under the Evaluation Program. In the event Edison terminates this Agreement without cause, upon receiving such notice that Edison has terminated the Agreement Valent shall cease work on the Evaluation Program. Valent shall advise Edison on all outstanding costs incurred by Valent in carrying out the Evaluation Program up to the date this Agreement is terminated and Edison shall pay such outstanding costs. In the event of termination without cause by Edison, Edison shall indemnify Valent for any liability associated with its termination of third-party contracts. In the event this Agreement is terminated by Valent for Cause, all Valent Materials, Products, Valent Technology and all Evaluation Program Data, owned by Edison, will be assigned and transfer to Valent. Expiration or termination of this Agreement shall not relieve either Party of any obligation that has accrued prior to such expiration or termination. Articles 1 (“Definitions”), 2.3 (“Use of Evaluation Program Data”), 5 (“Intellectual Property”), 6.3 (“Return of Materials”), 6.4 (“Obligations”), 8 (“Indemnification”), 10 (“Miscellaneous”) shall survive expiration or termination of this Agreement for any reason.

8. INDEMNIFICATION

8.1 Edison shall indemnify and hold harmless Valent, its employees directors, stockholders and consultants from and against any claim, proceeding, cost, loss or expenses (including reasonable attorneys’ fees) or damages by reason of any liability imposed by law upon Valent or such individuals relating to Edison ‘s use of the Valent Materials, Evaluation Program Data or performance by Edison of the Evaluation Program; except to the extent that such loss or expense is the result of the negligence or wrongful acts or omissions or breach of statutory duty or willful default or breach of obligations or any representation, warranty or undertaking under this Agreement by Valent or its officers, directors, employees and agents.

8.2 Valent shall indemnify and hold harmless Edison , its employees, directors, stockholders and consultants from and against any claim, proceeding, cost, loss or expenses (including reasonable attorneys’ fees) or damages by reason of any liability imposed by law upon Edison or such individuals relating to Valent’s use of the Edison Materials, Evaluation Program Data or performance by Valent of the Evaluation Program; except to the extent that such loss or expense is the result of the negligence or wrongful acts or omissions or breach of statutory duty or willful default or breach of obligations or any representation, warranty or undertaking under this Agreement by Edison or its officers, directors, employees and agents.

9. NOTICES

Any notice, communication or consent required or permitted by this Agreement will be in writing and sent by either courier or prepaid mail (return receipt requested), electronic mail or facsimile, to the other Party at the following address:

Valent Technologies LLC	Edison Oncology Holding Corp.
3475 Edison Way, Suite R, Menlo Park, CA 94025, USA	3475 Edison Way, Suite R, Menlo Park, CA 94025, USA
Attention: Dennis Brown	Attention: Mr. Jeffrey Bacha
Telephone:	Telephone:
Email:	Email:

10. MISCELLANEOUS

10.1 Assignment. Neither Party may assign its respective rights, duties or obligations or delegate its performance in whole or in part under this Agreement without the prior written consent of the other Party and any attempt to make such assignment or delegation shall be null and void; provided, however, that either Party may assign its rights and obligations under this Agreement without consent of the other Party to an Affiliate or as part of a sale or transfer of substantially its entire business to which this Agreement relates.

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10.2 Independent Contractors. The Parties are independent contractors and this Agreement does not create an employer-employee relationship between Edison (or any Edison Affiliate) and Valent. Neither Party shall in any way represent itself to be a partner or joint venturer of the other, and neither Party shall have the right to act on behalf of the other except as is expressly set forth in this Agreement.

10.3 Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to its or any other jurisdiction’s conflict of laws principles.

10.4 Use of Names. Neither Party shall use the other Party’s name, trademarks, or service marks in any advertising or promotion of its products, or for any other commercial purpose, unless prior written consent is given by the other Party.

10.5 Entire Agreement. This Agreement constitutes the entire and exclusive Agreement between the Parties regarding the subject matter hereof and supersedes and cancels all previous agreements, proposals, commitments and writings in respect thereof. No modification of this Agreement, nor any waiver of any rights, shall be effective unless agreed in writing by both Parties. Any waiver of breach or default shall not constitute a waiver of any other right or any subsequent breach or default.

10.6 Publications and Presentations. Edison and Valent recognize that both Parties may wish to publish or present in a public forum Evaluation Program Data, either jointly or individually. The Parties shall discuss the appropriate venue and timing for such publication or presentation and shall not submit such publication manuscript or presentation abstract without the written approval of the other Party, which shall not be unreasonably withheld. The disclosing Party shall provide the non-disclosing Party with a copy of any publication or presentation materials proposing to disclose Evaluation Program Data for review and comment at least thirty (30) days prior to its submission for publication or presentation. The non-disclosing Party has the right to remove from the publication or presentation any of its Confidential Information prior to its submission for publication or presentation. In addition, if requested by the non-disclosing Party, the disclosing Party shall withhold such publication an additional forty-five (45) days or longer period, as agreed by the Parties, to allow for filing a patent application or taking such other measures that the non-disclosing Party deems appropriate to establish and preserve its proprietary rights in accordance with Section 5. Once such publication or presentation materials have been approved by the non- disclosing Party, no further approval or consent shall be necessary for subsequent disclosures of the same information.

10.7 No Warranties or representations.

i. TO THE MAXIMUM EXTENT PERMITTED AT LAW, NEITHER PARTY PROVIDES ANY WARRANTIES FOR THEIR RESPECTIVE TECHNOLOGY OR MATERIALS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, AND THE PARTIES EACH SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHT HELD BY A THIRD PARTY.

ii. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY AND ALL DISCLOSURES OF CONFIDENTIAL INFORMATION PURSUANT TO THIS AGREEMENT ARE ON A NON- EXCLUSIVE AND “AS IS” BASIS WITHOUT REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND AND THAT THE DISCLOSING PARTY IS FREE TO MAKE SIMILAR OR OTHER DISCLOSURES TO THIRD PARTIES.

10.8 Dispute Resolution. Nothing in this Section 10.8 shall limit either Party’s right to seek urgent interlocutory or injunctive relief as it deems necessary in a court of competent jurisdiction. If a dispute or controversy arises between the Parties regarding any right or obligation under this Agreement, the Parties shall first attempt to resolve such dispute or controversy through good faith negotiations between senior management representatives, which shall commence promptly upon written notice by either Party.

If the senior management representatives are unable to resolve the dispute within 30 days of such notice, either Party may submit the dispute to mediation administered by JAMS or another mutually agreed-upon dispute resolution provider in California, conducted in accordance with its applicable rules. If mediation does not result in a resolution within 60 days (or a timeframe agreed upon by the Parties), the dispute shall be finally resolved by binding arbitration administered by JAMS, in accordance with its Comprehensive Arbitration Rules and Procedures. Judgment on the arbitration award may be entered in any court of competent jurisdiction.

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Each Party shall bear its own costs and expenses related to dispute resolution, except as otherwise awarded by the arbitrator.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

	Valent Technologies, LLC		Edison Oncology Holding Corp.

By:		By:
	Dennis M. Brown, PhD President		Jeffrey Bacha Chief Executive Officer

Date:	2/2/2025	Date:	2/2/2025

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Schedule 1

Provisional Patent Application

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